Exhibit 99.1

Blackstone Completes Senior Notes Offering

New York, August 5, 2021—Blackstone (NYSE: BX) has completed its previously announced offering of $650 million of 1.625% senior notes due 2028, $800 million of 2.000% senior notes due 2032 and $550 million of 2.850% senior notes due 2051 of Blackstone Holdings Finance Co. L.L.C., its indirect subsidiary. The notes are fully and unconditionally guaranteed by The Blackstone Group Inc. and its indirect subsidiaries Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. Blackstone intends to use the proceeds from the notes offering for general corporate purposes, which may include, without limitation, to fund a portion of the purchase price for Blackstone’s previously announced acquisition of a 9.9% equity interest in American International Group, Inc.’s life and retirement business.

The notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Investor and Media Relations Contacts

For Investors	For Media
Weston Tucker	Matthew Anderson
Blackstone	Blackstone
Tel: +1 (212) 583-5231	Tel: +1 (212) 390-2472
tucker@blackstone.com	Matthew.Anderson@blackstone.com